Exhibit 99.1

TRI Pointe Homes Initiates Exchange Offers

Irvine, California, May 19, 2015 – TRI Pointe Homes, Inc. (NYSE: TPH) announced at 4:00 p.m. Eastern Time today that it has commenced its offers to exchange new registered notes for the outstanding unregistered notes that were issued in June 2014 in a private placement pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”).

Under the exchange offers, TRI Pointe is offering to exchange (the “Exchange Offers”):

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$450,000,000 aggregate principal amount of newly issued 4.375% Senior Notes due 2019 (the “New 2019 Notes”) that have been registered under the Securities Act, and the related guarantees, for a like principal amount of outstanding restricted 4.375% Senior Notes due 2019 (the “Outstanding 2019 Notes”), and the related guarantees; and

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$450,000,000 aggregate principal amount of newly issued 5.875% Senior Notes due 2024 (the “New 2024 Notes” and, together with the New 2019 Notes, the “New Notes”) that have been registered under the Securities Act, and the related guarantees, for a like principal amount of outstanding restricted 5.875% Senior Notes due 2024 (the “Outstanding 2024 Notes” and, together with the Outstanding 2019 Notes, the “Outstanding Notes”), and the related guarantees.

The New Notes will be guaranteed by TRI Pointe’s subsidiaries that guarantee the Outstanding Notes.  TRI Pointe will not receive any proceeds from the issuance of the New Notes.  The Exchange Offers will not affect TRI Pointe’s outstanding debt levels, as New Notes will only be issued upon cancellation of a like principal amount of the corresponding series of Outstanding Notes.  The sole purpose of the Exchange Offers is to fulfill TRI Pointe’s obligations under the registration rights agreements with holders of the Outstanding Notes.

The Exchange Offers will expire at 5:00 p.m. New York City time on June 17, 2015, unless extended (such date and time, as they may be extended, the “Expiration Date”). The settlement date for the Exchange Offers will occur promptly following the Expiration Date. The Exchange Offers are made only pursuant to TRI Pointe’s prospectus dated May 19, 2015, which has been filed with the United States Securities and Exchange Commission. TRI Pointe has not authorized any person to provide information other than as set forth in the prospectus.

Additional Information

Copies of the prospectus and transmittal materials governing the Exchange Offers can be obtained from the exchange agent, U.S. Bank National Association, by emailing or faxing a request to cts.specfinance@usbank.com or (651) 466-7367 (for Eligible Institutions only) or by mailing or delivering a request to U.S. Bank National Association, Attention: Specialized Finance – Nikki Her, 111 Filmore Avenue, St. Paul, MN  55107-1402.

This press release is for informational purposes only and is neither an offer to buy, nor a solicitation of an offer to sell, the New Notes. The Exchange Offers are being made solely pursuant to the prospectus dated May 19, 2015, including any supplements thereto. The Exchange Offers are not being made to holders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

About TRI Pointe

Headquartered in Irvine, California, TRI Pointe (NYSE: TPH) is one of the top ten largest public homebuilders by equity market capitalization in the United States. The company designs, constructs and sells premium single-family homes through its portfolio of six quality brands across eight states, included Maracay Homes in Arizona; Pardee Homes in California and Nevada; Quadrant Homes in Washington; Trendmaker Homes in Texas; TRI Pointe Homes in California and Colorado; and Winchester Homes in Maryland and Virginia. Additional information is available at www.tripointegroup.com.

Forward-Looking Statements

Various statements contained in this press release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements.  Our forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “intend,” “anticipate,” “potential,” “plan,” “goal,” “will,” or other words that convey future events or outcomes.  The forward-looking statements in this press release speak only as of the date of this press release, and we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly.  These forward-looking statements are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control.  The following factors, among others, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements: the effect of general economic conditions, including employment rates, housing starts, interest rate levels, availability of financing for home mortgages and strength of the U.S. dollar; market demand for our products, which is related to the strength of the various U.S. business segments and U.S. and international economic conditions; levels of competition; the successful execution of our internal performance plans, including restructuring and cost reduction initiatives; global economic conditions; raw material prices; oil and other energy prices; the effect of weather; the risk of loss from earthquakes, volcanoes, fires, floods, droughts, windstorms, hurricanes, pest infestations and other natural disasters; transportation costs; federal and state tax policies; the effect of land use, environment and other governmental regulations; legal proceedings; risks relating to any unforeseen changes to or effects on liabilities, future capital expenditures, revenues, expenses, earnings, synergies, indebtedness, financial condition, losses and future prospects; the risk that disruptions from the Weyerhaeuser Real Estate Company (“WRECO”) transaction will harm our business; our ability to achieve the benefits of the WRECO transaction in the estimated amount and the anticipated timeframe, if at all; our ability to integrate WRECO successfully and to achieve the anticipated synergies therefrom; changes in accounting principles; our relationship, and actual and potential conflicts of interest, with Starwood Capital Group or its affiliates; and additional factors discussed under the sections captioned “Risk Factors” included in our annual and quarterly reports filed with the Securities and Exchange Commission (“SEC”).  The foregoing list is not exhaustive.  New risk factors may emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risk factors on our business.

Investor Relations Contacts:

Chris Martin, TRI Pointe Homes

Drew Mackintosh, Mackintosh Investor Relations

InvestorRelations@TRIPointeGroup.com, 949-478-8696

Media Contact:

Carol Ruiz, cruiz@newgroundco.com, 310-437-0045